
                                                                           Effective Annual Yield if
                                                                           Interest Compounded
                                                                           Quarterly
                                                  Interest Rate            and Paid Annually
                      Note Maturity               Per Annum                or at Maturity
                      ------------         -------------         ----------------------
                                                                              .
                       1 Year                      5.75%                    5.88%
SUPPLEMENT             2 Years                     5.80%                    5.93%
DATED                  3 Years                     5.95%                    6.08%
DECEMBER 11, 1995      4 Years                     6.00%                    6.14%
                       5 Years                     6.10%                    6.24%




                         $1,000 MINIMUM PURCHASE
                         -----------------------

<NEW PAGE>


               FINANCIAL INFORMATION AS OF SEPTEMBER 30, 1995

The following summary of certain consolidated financial information supplements the corresponding information set forth on Page S-2 and is principally derived from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 1995 to which reference should be made for the detailed information and financial information contained therein (Dollar Amounts are in Millions):

                                                         Nine Months Ended
                                                       or at September 30
                                                                       1994           1995
                                                                      (Unaudited)
Revenue                                                           $ 3,188.7      $ 3,995.7
Earnings Before Provision for Income Taxes                        $   644.8      $   736.2
Net Earnings                                                 $   399.8      $   463.9
Finance Receivables (net of unearned
  finance income and allowance for losses)                   $28,923.1      $34,224.9
Stockholder's Equity                                    $ 2,693.7      $ 3,215.1
Ratio of Earnings to Fixed Charges                                          1.49           1.57


                        Recent Development

On October 12, 1995, Ford Motor Company ("Ford"), the indirect parent corporation of the Company, announced that it is reviewing possible strategic actions with respect to its Financial Services Group, which actions could include a partial sale of the Company. If such sale is consummated, the Company would no longer be wholly owned by Ford.